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                                                                   EXHIBIT 10.32


                       AGREEMENT FOR PURCHASE OF PRODUCTS

                                  OEM AGREEMENT




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                       AGREEMENT FOR PURCHASE OF PRODUCTS

                                    CONTENTS

PARTIES AND SIGNATURES

Article I        DEFINITIONS

                 1.0 Terms Defined

Article II       CONFIDENTIALITY PROVISIONS

                 2.0 Confidential Information
                 2.1 Disclosure between the Parties
                 2.2 Confidential Information of Third Parties
                 2.3 Return of Confidential Information

Article III      PRODUCT

                 3.0 Product Description
                 3.1 Time Schedule / Milestone Plan
                 3.2 Approval of Samples
                 3.3 Incompatibilities
                 3.4 Special Products
                 3.5 Product Changes
                 3.6 Private and/or Co-Label
                 3.7 Private Labeling, Trademarks
                 3.8 Custom Software
                 3.9 Support for Product Adaptation

Article IV       PRICES

                 4.0 Product Availability for Purchase
                 4.1 Price Warranty
                 4.2 Price List
                 4.3 Forecast
                 4.4 Discounts
                 4.5 Purchase Commitment

Article V        PURCHASING TERMS AND CONDITIONS

                 5.0 Order Servicing
                 5.1 Change Order
                 5.2 Delivery Terms
                 5.3 Schedule Commitments

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                  5.4 Packing
                  5.5. Receiving and Inspection
                  5.6 Title and Risk of Loss
                  5.7 Marketing Rights, Licences

Article VI       SALES SUPPORT

                 6.0 Sales Support

Article VII      PAYMENT

                 7.1 Payment Terms
                 7.2 Invoicing

Article VIII     WARRANTY

                 8.1 Warranty
                 8.1 Year 2000 Compliance Warranty
                 8.3 Warranty Exclusions

Article IX       REPAIR SERVICE

                 9.0 Repairs not covered under Warranty

Article X        TRAINING

                 10.1 Training

Article XI       DOCUMENTATION

                 11.0 Specifications or Drawings
                 11.1 Documentation
                 11.2 Use of Information
                 11.3 Reproduction of Documentation

Article XII      COMPLIANCE

                 12.0 Compliance

Article XIII   TERM AND TERMINATION

                 13.0 Term of Agreement
                 13.1 Termination of Agreement


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Article XIV      EMERGENCY MANUFACTURING RIGHTS/ESCROW AGREEMENT
                 14.0 Emergency Manufacturing Rights

Article XV       GENERAL PROVISIONS

                 15.0 Performance
                 15.1 Transferability
                 15.2 Disclaimer of Agency
                 15.3 Publicity
                 15.4 Notices
                 15.5 Governing Law
                 15.6 Arbitration
                 15.7 Non-Waiver
                 15.8 Execution of Further Documents
                 15.9 Other Remedies
                 15.10 Effects of Headings
                 15.11 Intellectual Property
                 15.12 Product Liability
                 15.13 Markings
                 15.14 Contingency
                 15.15 Developments by Siemens
                 15.16 Validity
                 15.17 Limitation of Liability
                 15.18 Export Control Laws and Regulations

ATTACHMENTS:

Attachment A     Product Structure
Attachment B     Furnished and Related Materials
Attachment C     Product Specifications
Attachment D     Time Schedule / Milestone Plan
Attachment E     Price Lists
Attachment F     Forecast
Attachment G     Bar-Coding
Attachment H     Siemens Deliverables
Attachment I     Environmental Regulations

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                       AGREEMENT FOR PURCHASE OF PRODUCTS


        THIS AGREEMENT, having an Effective Date as at Section 13.0, is hereby entered into between ACCELERATED NETWORKS, INC., a California corporation, having a principal place of business at 301 Science Drive, Moorpark, California 93021 (hereinafter referred to as Company), and, SIEMENS AG, 81359 Munich, Hofmannstr. 51, Germany (hereinafter referred to as Siemens). Company and Siemens are hereinafter individually referred to as "Party" and collectively as "Parties".

        WHEREAS, Siemens desires to purchase Products (hereinafter described under Section 1.4 ) and thereafter desires to have Product delivered for Siemens', to use in Siemens products that may be offered for resale to third parties, and

        WHEREAS, Company is interested in selling Product to Siemens.

        NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

        (a) The Articles and Attachments contained in this Agreement constitute the entire agreement between the Parties;

        (b) No modifications or waiver of any of the provisions, or any future representation, promise, or addition shall be binding upon the Parties unless agreed to in writing;

        (c) This Agreement supersedes and cancels any prior agreements between the Parties with respect to the subject matter contained herein.

        IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement, including Attachments A through I which are incorporated herein and made a part hereof, by the respective representatives thereunto duly authorized.

ACCELERATED NETWORKS, INC.                     SIEMENS  ATIENGESELLSCHAFT

By:  /s/ Suresh Nihalani                       By: /s/ Martin Stolz

         Suresh Nihalani                       Martin Stolz

Title:  Chief Executive Officer                Title:  President, Division AN

Date:  May 8, 2000                             Date:  May 5, 2000

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                                    ARTICLE I

                                   DEFINITIONS

1.0     TERMS DEFINED

        For the purpose of this Agreement, the terms when employed in capital letters, either in the singular or plural form are defined to mean the following:

1.1 "Catalog" means any document that describes Company Products that are generally available for sale through normal distribution channels.

1.2 "Customer" means an end-user of Product who, at the time of acquisition of the Product, has taken possession of the Product for its end use and does not intend to further distribute the Product.

1.3 "Effective Date" means the date as specified in Section 13.0.

1.4 "Product" means the Product(s) specified in Attachment A including all generally sold, (i) standard spare parts, (ii) improvements, upgrades, corrections, modifications, alterations, revisions, or updates, to the specified Products made by Company during the Term of this Agreement.

1.5 "Prototype" means a completely built Product that is a pre-production release of the ultimate production version. It is used for testing and verification of design.

1.6 "Specifications" means the technical specifications for the Products, including, but not limited to Functional Requirements Specifications, , Performance Specifications and Configuration Guidelines as set forth in Attachment C and revised by the Company from time to time.

1.7 "Related Materials" means all and any kind of information, whether or not in documentary form, used or useful in or relating to, the use, maintenance or marketing of Product including, but not limited to user manuals, system manuals, program manuals, test and diagnostic information, maintenance information, and operating procedures, as more specifically set forth in Attachment B.

1.8 "Software" means the computer instructions, including but not limited to firmware, in machine-readable language provided as part of a Product or comprising a Product.

1.9 "Source Code" means human-readable source statements for the Software including, without limitation, program listings, data definition models, indices, structure tables, system flow charts, program flow charts, defined terms, file layouts and program narratives.

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1.10 "Object Code" shall mean the machine-readable form of Software resulting from the translation or processing of Source Code by computer equipment into machine language or intermediate code, and which is in that form of computer software programs which is not convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by computer.

1.11 "Spares" means any sub assembly generally provided by Company for field replacement for Products including, but not limited to, components, boards, fasteners, power supplies, cables, wiring, casings and other associated materials as more specifically specified in Attachment A.

1.12 "Special Product" means any special feature or capability that is not a part of the Company's generally offered Product, not contained in the general Product Catalog and Price List, and generally built-to-order. Special Products covered by this Agreement shall be specified in Attachment A.

1.13 "Standard Price List" means Company's published listing of its standard prices for which Company will sell its Products as such list is updated from time to time by the Company as stipulated in Article IV.

1.14 "Siemens Discounted Price List" means the price list at which Siemens will purchase the Company's Product.

1.15 "Term of this Agreement" means the term of this Agreement, including any renewal periods, as specified in Section 13.0.

1.16 "Subsidiary" means any company or other form of business organisation, whether a separate legal entity or not, which is or becomes owned or controlled directly or indirectly by a Party as to at least fifty-one (51) per cent of such company's issued equity share capital, voting rights and/or the like, but such company or business organisation shall be deemed to be a Subsidiary only as long as such ownership or control exists.

1.17 "Epidemic Failure" shall be deemed to exist if five (5)% or more of the installed Product delivered by Company within any six (6) month period are Nonconforming Units due to the same or substantially similar cause.

1.18 "Nonconforming Unit" means any Product unit which deviates, in a material manner affecting form, fit or function, from the corresponding Specification and Environmental Regulations as per Attachment I either during the pre-delivery inspection or at any later time, unless such deviation has been approved in writing by Siemens.

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                                   ARTICLE II

                           CONFIDENTIALITY PROVISIONS

2.0     CONFIDENTIAL INFORMATION

        For the purpose of this Agreement, "Confidential Information" shall mean any information and data of a confidential nature, including, but not limited to, proprietary, developmental, technical, marketing, sales, operating, performance, cost, know-how, business and process information, computer programming techniques, and all record bearing media containing or disclosing such information and techniques provided such information is conspicuously marked as being Confidential.

2.1   DISCLOSURE BETWEEN THE PARTIES

        2.1.1 All Confidential Information exchanged between the Parties pursuant to this Agreement:

               (a) shall not be distributed, disclosed, or disseminated in any way or form by the receiving Party to anyone except its own or its Subsidiaries' employees, who have a reasonable need to know such Confidential Information to perform such Party's obligations hereunder; and who have previously entered into written confidentiality agreements containing restrictions on the use and disclosure of third party confidential information provided to either Party that are at least as strict as those set forth in this Section 2.1.1.

               (b) shall be treated by the receiving Party with the same degree of care to avoid disclosure to any third party as is used with respect to the receiving Party's own information of like importance which is to be kept secret. The receiving Party shall be liable for disclosure of Confidential Information of the disclosing Party only if such care is not used. The burden shall be upon the receiving Party to show that such care was used; and

               (c) shall not be used by the receiving Party for its own purpose, except as otherwise expressly stated herein, without the express written permission of the disclosing Party; and

               (d) shall remain the property of and be returned to the disclosing Party (along with all copies, embodiments and derivatives thereof) within thirty (30) days of receipt by the receiving Party of a written

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                     request from the disclosing Party setting forth the
                     Confidential Information to be returned.

       2.1.2 The obligations of the above paragraph shall not apply, however, to any information which:

              (a) is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving Party;

              (b) was in the receiving Party's possession prior to receipt from the disclosing Party as proven by the receiving Party's written records;

              (c) is received independently on a non-confidential basis from a third party free to disclose such information to the receiving Party; or

              (d) is independently developed by the receiving Party as proven by its written records prior to receipt from the disclosing Party; or

              (e)    is the subject of subpoena or court order.



       2.1.3 Either Party shall have the right to refuse to accept any Confidential Information under this Agreement.

       2.1.4 Siemens shall be free to use and distribute Products and Related Materials in which Company's Confidential Information is embedded and disclosed; provided, Siemens shall not distribute or disclose any Related Materials which are not meant to be generally distributed, including without limitation, test, diagnostic and maintenance information and which are conspicuously marked "Confidential".

       2.1.5 No license to the receiving Party, under any trademark, patent or copyright, or applications which are now or may thereafter be owned by the disclosing Party, is either granted or implied by the conveying of Confidential Information to the receiving Party.

2.2    CONFIDENTIAL INFORMATION OF THIRD PARTIES

       Neither Party shall communicate or otherwise disclose to the other, during the Term of this Agreement, confidential or proprietary information of third parties unless such third parties have consented to such disclosure.

2.3    RETURN OF CONFIDENTIAL INFORMATION

       Upon termination of this Agreement and request of the disclosing Party, copies, derivatives and embodiments of the disclosing Party's Confidential Information

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        shall be returned within thirty (30) days to the disclosing Party by the receiving Party, except to the extent such information is required by Siemens to perform its support obligations with respect to the Products.

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                                   ARTICLE III

                                     PRODUCT

3.0     PRODUCT DESCRIPTION

        Company shall sell Products to Siemens pursuant to this Agreement, provided no Software shall be sold. Software shall be licensed to Siemens pursuant to all the terms and conditions of this Agreement.

        Company shall make available for Siemens' purchase (in the case of hardware) and or license (in the case of Software), all improvements, upgrades, enhancements, corrections, modifications, alterations, revisions, updates, made to Product and Related Materials during the Term of this Agreement on terms substantially as provided herein provided that none of the foregoing shall include any products, technology, information or the like developed or resulting from Company's work for other parties and such are not made generally available for sale by the Company.

3.1     TIME SCHEDULE / MILESTONE PLAN

        The Parties agree to the Time Schedule/Milestone Plan according to Attachment H. In accordance with this Attachment D, Siemens shall be entitled to order Products with a first delivery date, at the latest, on December 1, 2000.

3.2     APPROVAL OF SAMPLES

        3.2.1 Company shall prepare and submit to Siemens, for its approval samples ("Samples") of complete Product on or before the date specified in Attachment D. Company must obtain Siemens' written approval of the Prototype prior to proceeding with the manufacture of those units. If Siemens reasonably determines that the Samples does not meet the Specifications or other requirements as mutually agreed herein, Siemens may, upon notice describing such failure, reject such Samples and require Company to prepare and submit a modified Samples for Siemens' approval.


        3.2.2 Notwithstanding anything to the contrary herein or in any order issued hereunder, any obligation of Siemens to purchase Products shall be conditioned upon Siemens' prior written approval of Sample. Any Sample not rejected by Siemens within thirty (30) days of its delivery by Company will be deemed approved by Siemens.


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        If any Sample shall not be approved by Siemens in accordance with the time schedule as per Attachment D due to a material failure of the Sample to meet the Specification or other mutually agreed upon requirements and Company has not curred such failure within thirty (30) days following its receipt of written notice from Siemens describing the failure in reasonable detail, then Siemens as its sole remedy shall be entitled to terminate all orders for Product corresponding to such Sample , if any, by giving written notice which shall become effective upon receipt thereof by Company.


3.3     INCOMPATIBILITIES

        Company may modify the Products provided that such modification does not materially adversely affect form, design, fit or function as detailed in the Specifications set forth in Attachment A. Company shall notify Siemens of any modifications in writing at least sixty (60) days prior to the first delivery of modified Products.

        Company agrees to obtain written approval from Siemens prior to the implementation of technical changes, enhancements, alterations, improvements or other modifications to the Products materially affecting form, design, fit or function, as detailed in the Specifications set forth in Attachment C.. Company shall provide Siemens with information at least ninety (90) days prior to delivery of Products with such changes, enhancements, alterations, improvements or other modifications to allow Siemens to evaluate,test and determine any necessary modifications to its equipment or to the Product to ensure the continued marketability of the modified Product by Siemens.

        The Company and Siemens agree to establish a testing strategy that will minimize the potentiality of Product incompatibility.

3.4     SPECIAL PRODUCTS

        Special Products may be requested, quoted and developed from time to time and added to this Agreement. Such Special Product, and associated prices shall only become part of this Agreement on written approval of both Parties. Once a Special Product becomes available in company's Catalog, it shall no longer be considered a Special Product.

3.5     PRODUCT CHANGES

        3.5.1 Company shall advise Siemens in writing of all changes to Product that impact (a) reliability, (b) the Specifications, or (c) form, fit or function in accordance with the procedures specified herein.

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       3.5.2   Company may at any time make changes in the Product, or modify the drawings and Specifications relating thereto, or substitute Product of later design to fill an order, provided the changes, modifications or substitutions under normal and proper use do not impact upon the Product's (a) reliability, (b) the Specifications, or (c) form, fit or function. For such changes, Company shall notify Siemens in writing not later than ninety
               (90) days prior to the planned implementation of such change.

               Except in the case of Mandatory Changes, Company shall send copies of a written change modification to Siemens ninety (90) days prior to the effective date of each change to Product which impacts on form, fit, function, reliability, or Product Specifications. Company shall provide Siemens' with samples of the changed Product for testing. Siemens will either return the Product to the Company or purchase the Product at Siemens discount price within thirty (30) days.

               If both Parties agree to such changes and such changes are introduced into manufacturing, Company shall inform Siemens using a change notification as to final technical version of change and when first shipment may be expected.

        3.5.3 "Mandatory Changes" are those changes required to correct an extremely unsatisfactory condition requiring immediate action, such as changes for safety or to meet existing Product Specifications. In such cases Company shall promptly send Siemens a written change notification. Company shall provide with each change notification the following information: (a) Product change number; (b) a detailed description of the change; (c) reason for the change; (e) description of the impact of the change and (f) proposed date for changes. Company shall provide Siemens with samples of the changed Product for testing. Modifications of Products necessary to comply with the Specification or to fulfil any other obligation of Company under this Agreement shall be implemented by Company at no cost to Siemens. In particular, modifications of Products necessary to comply with applicable laws and regulations, governmental regulation, environmental standards, consumer protection and safety approvals shall be implemented by Company in due time and at no cost to Siemens.

       3.5.4 In the event that Siemens reasonably rejects such change to a Product, Siemens shall advise Company of such determination as soon as reasonably possible, but in no event more than thirty
               (30) days from the date on which the sample of the changed Product was received by Siemens. Siemens' failure to so notify Company shall be deemed an acceptance of the change. Company shall not furnish any such changed Products on any of Siemens orders if the change has been reasonably rejected.

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               At any time within one hundred eighty (180) days after Siemens'
               receipt of Company's notice of modification, Siemens may issue an end-of-life Purchase Order for the then current version of the Products without any quantity limitation.

        3.5.5 In furtherance to any other right and claim Siemens may have under this Agreement, Siemens is entitled to request modifications to the Specification, e.g., relating to the improvement of performance, reliability, adaptations for addition of country versions or serviceability of the Products. Such modifications shall be implemented by Company without undue delay provided that Company's enterprise has the technical and personnel capacity necessary to implement such modification. The Parties shall discuss in good faith and agree in writing the impact, if any, of such modifications upon terms and conditions.

               For all modifications, Company shall, either with the notice of change or thirty (30) days prior to the effective date of the modification, which ever comes first, at the latest provide Siemens with appropriate updated copies of the pertinent modified Documentation as set forth in ARTICLE XI.

3.6     PRIVATE and/or CO-LABEL

        3.6.1 Siemens intends to private and/or co-label (hereinafter "Label" or "Labeling") and market any Products purchased hereunder under Siemens and/or Company trade names and trade dress. The Company agrees to Label such Products, provided that (a) the costs incurred by Company for changes to Products and for altered materials mandated by such Labeling shall be reimbursed to Company by Siemens, and that (b) the Parties shall mutually agree to any other relevant terms and conditions of such Label services, including the procedure for reimbursement of costs associated with Siemens' Labeling.

        3.6.2 Company may, in good faith, order label special Siemens' label materials in quantities in excess of Siemens' orders, based upon Siemens' forecasts, and Siemens shall reimburse Company for all such materials and reasonable inventory costs associated, if such materials are not utilized in Products for Siemens by the end of the Annual Delivery Period as established in Section 4.3.

3.7     PRIVATE LABELING, TRADEMARKS

        3.7.1 On Siemens request, Products shall bear a Siemens trademark or other identifying name, logo or symbol or other identifying name, logo or symbol used by Company.

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        3.7.2  Unless designated otherwise by Siemens from time to time, any
               Product supplied by Company to Siemens:

               (a) shall bear Siemens trade name or trade mark, logo as supplied by Siemens to Company; and

               (b) shall be appropriately marked with a bar-code as per Attachment G.

        3.7.3 Siemens hereby grants to Company a license to apply the Siemens Labeling to Products solely manufactured for and solely supplied to Siemens. Siemens may change any such Siemens Labeling by giving written instructions to Company, such instruction to be deemed to constitute a modification of the Product.

        3.7.4 The Parties agree that Siemens shall own all elements of Siemens Labeling. Company agrees not to use Siemens Labeling for any purpose other than this Agreement, nor to manufacture or sell to third parties any products incorporating or otherwise using Siemens Labeling other than Products to be supplied to Siemens, unless otherwise explicitly agreed by Siemens in writing.

        3.7.5 Siemens represents and warrants that use of the Siemens Labeling for the Products to be manufactured and supplied by Company hereunder will not infringe any third party rights. Company shall inform Siemens without undue delay if a third party brings a claim alleging such infringement in connection with the Siemens Labeling. Company shall not admit, acknowledge or settle any such claim without the prior written consent of Siemens. It is understood that upon notification of a claim, and to the extent possible under applicable law, Siemens shall at its expense assume direct defence against such claim. At Siemens 's request, Siemens shall provide reasonable assistance to such defence, such assistance being at Siemens' cost.

        3.7.6 Provided Company has complied with the provisions of this Section, Siemens shall indemnify and hold harmless Company from and against any and all liabilities, costs, expenses, loss and damages arising out of or relating to any claim by any third party of any infringement due to the use by Company of the Siemens Labeling for the Products supplied to Siemens.

3.8     CUSTOM SOFTWARE

        Custom Software as used herein shall mean Software requested by Siemens and

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        developed exclusively by Company for Siemens. Siemens and Company shall mutually agree on the process for contracting the development of Custom Software, the level of compensation and the rights of the Parties to such Custom Software prior to the commencement of such development work by Company.

3.9     SUPPORT FOR PRODUCT ADAPTATION

        Siemens offers to support the adaptation work necessary to meet the Specification of the Product as set forth in Attachment A. Siemens shall provide deliverables (referred to as "Siemens Deliverables") to Company in order to allow Company to perform this adaptation work. Such Siemens Deliverables shall mean the items and information as set forth in Attachment H which Siemens shall provide to Company. This support will be paid by the Company according to the prices in Attachment E. On request the Parties shall mutually agree on the amount of support in addition to that already specified in Attachment H is to be provided by Siemens.


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                                   ARTICLE IV

                                     PRICES

4.0     PRODUCT AVAILABILITY FOR PURCHASE

        Company agrees to have the Product and Related Materials available for purchase and/or license, in the case of Software, by Siemens during the Term of this Agreement at prices as set forth herein including the appropriate packaging suitable for air-freight, sea-freight or whatever way of transportation has been agreed upon by the Parties and with delivery lead times reasonable with respect to similar Products of Company. Company agrees that during the Term of this Agreement it shall, if requested by Siemens and at Siemens expense as mutually agreed, maintain in inventory units of Product available for delivery to Siemens above and beyond that being manufactured in response to Siemens' purchase orders and scheduled for delivery hereunder. Siemens may order and take delivery of such inventory in the event Siemens requires additional quantities for sale or shipment. In the event of anticipated labor disturbances, shortages of materials, or other conditions or events which could adversely interrupt deliveries by Company hereunder, Company agrees to advise Siemens as soon as reasonably possible and at Siemens' request, use commercially reasonable efforts to manufacture, sell, and deliver to Siemens, in advance, quantities originally scheduled for delivery during such period when such interruptions are anticipated.

        The site and facilities where Company shall manufacture the Product is Company's facility in Moorpark, CA or at other sites of which Company shall advise Siemens.

        Upon advance notice, with the concurrence of the Company which will not be unreasonably withheld, and subject to the Confidentiality provisions contained herein, Siemens employees, agents or representatives may visit Company's manufacturing premises during normal business hours to observe Company's performance of its obligations under this Agreement.

4.1     PRICE WARRANTY

        Subject to Section 4.2, during the Term of this Agreement, the terms, conditions and prices for Products and Related Materials under which Siemens may purchase the Product shall be no less favorable to Siemens than those which Company provides to any other OEM purchasing the same Product, or Product with similar functionality, in like quantities over like time periods under like terms, conditions, delivery times. Company agrees that the list prices established for the sale of the Product to Siemens are reasonable with respect to similar Products of Company.

        Company agrees to remain competitive compared to other suppliers of products substantially similar to Contractual Products. The Parties shall discuss at least

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        every three (3) months pricing whereby due consideration shall be given to changes in market.

4.2     PRICE LIST

        The Company's Standard Price List and the Siemens Discounted Price List for Product, Spares, and Special Products, during the Term of this Agreement are specified in Attachment E and included appropriate packaging suitable for air-freight, sea-freight or whatever way of transportation has been agreed upon by the Parties. The prices contained in the Siemens Discounted Price List in Attachment E shall not be increased except as mutually agreed in writing by the Parties. Company will notify Siemens prior to any changes in the Company's Standard Price List. Whenever a change to the Company's Standard Price List results in a price reduction, Company will update the Siemens Discounted Price List to reflect such price reduction(s) in the Company's Standard Price List. Products added to the Agreement for purchase or license shall be at prices as mutually agreed at the time of adding to the price list.

        On a case by case basis, Parties may agree on Non Standard Prices for specific customer projects, based on a volume commitment by Siemens.

4.3     FORECAST

        Siemens shall forecast its anticipated Product requirements during the Term of this Agreement. An initial first year's forecast will be part of this Agreement, as shown in Attachment F. The forecasts will be scheduled according to the Siemens' fiscal year which is based on a 12 month period ending in September of each year. This period of time constitutes the Annual Delivery Period.

        Forecasted quantities and delivery dates are subject to change and do not constitute a binding commitment to buy on the part of Siemens. However, Siemens shall, on a on-going quarterly basis, update the one year forecast using its commercially reasonable best effort to provide a forecast of expected demand for the succeeding 12 month period. In addition, Siemens can only increase or decrease the forecasted quantity for the actual month by fifty percent (50%).

        SIEMENS is obliged to provide Company with first forecast and details of its first order requirements as detailed in TIME SCHEDULE / MILESTONE PLAN as set forth in Attachment D.Such forecasts are for information and planning purposes only. For each Annual Delivery Period, Siemens will provide the Company with its forecast of purchases for that period. In the event that Siemens' orders vary from Forecast, Company shall have the right to reduce or increase forecast quantities and, as applicable, Company shall use its commercially reasonable best efforts to accept all orders and meet the agreed upon lead-times.

4.4     DISCOUNTS

        4.4.1 Subject to Section 4.2, Company agrees to sell Product to Siemens at discounts from Company's Standard Price List. The Siemens discounted price is as shown in the Siemens Discounted Price List in Attachment E.

               Spare part prices and discounts are specified in Attachment E.

        4.4.2 Special Products prices will be individually quoted. Special Products may be added to the Price List if mutually agreed to in writing by both Parties.

        4.4.3 All prices are quoted in U.S. dollars and are F.O.B. Company factory Simi Valley, including the appropriate packaging suitable for air-freight, sea-freight or whatever way of transportation has been agreed upon by the Parties and do not include, sales or other taxes, import duties, shipping or insurance charges. Such additional charges shall be separately stated on the applicable invoice and paid by Siemens.

4.5     PURCHASE COMMITMENT

               Siemens will place an order for 50 units of Product to meet Siemens' estimation of its requirements for training, demo and beta testing.

               These Products will be purchased with a special discount for non-revenue producing Product as established in Attachment E.

                                    ARTICLE V

                         PURCHASING TERMS AND CONDITIONS

5.0     ORDER SERVICING

        The signing of this Agreement shall not be construed as an obligation by Siemens to purchase Products. Siemens in its sole discretion may purchase Product, Special Products, and Spares by issuing written purchase orders to Company. Acceptance by Company of Siemens order under the terms and conditions of this Agreement shall be indicated by written acceptance. Company agrees to acknowledge all purchase orders within two
        (2) business days and to accept all valid purchase orders within five
        (5) business days.

        So long as the original order complies with the Agreement, the Company must accept the order and deliver the Product.

        An order shall be deemed accepted unless rejected by Company within ten
        (10) business days after receipt thereof. In case of rejection, Company shall detail the reasons therefore, and if rejection is justified, the Parties shall negotiate in good faith an alternative procedure. If rejection is not justified, Siemens, at its option and in furtherance of any other right under this Agreement or applicable law, may cancel the respective order without incurring any liability.

        Any additional or different terms or conditions expressed by Siemens or Company in an order or acknowledgment shall be void unless expressly agreed to in writing by the other party.

5.1     CHANGE ORDER

        Subject to Section 5.2.4, Siemens shall have the right, by written change order, to make changes in any one or more of the following: (a) quantity of goods to be delivered; (b) method of shipping or packing;
        (c) place of delivery; and (d) delivery schedules. In addition, if any such change order causes an increase or decrease in the cost or the time required for performance of the work under the order, an equitable adjustment shall be made in price and/or delivery schedule, and the order shall be modified accordingly.

        Orders may not be cancelled after shipment. Once accepted, Company shall not change an order without written approval by Siemens.

5.2     DELIVERY TERMS

        5.2.1 Each delivery shall be accompanied by appropriate shipping papers. All shipping documents and/or invoices must include the order number and the identification numbers of the shipped Products. In addition, Company agrees to send a land of origin certification with every delivery for those Products that do not originate from within the European Community.

        5.2.2 Company shall make direct deliveries of Product to customers of Siemens and Siemens' sales channels only upon prior written instruction by Siemens.

        5.2.3 Company shall provide to Siemens all appropriate dispatch data (flight number, airway bill number, container number, container contents) for all deliveries and shall notify Siemens by telefax or E-mail prior to shipment.

        5.2.4 Siemens may from time to time indicate to Company specific carriers or means of transportation or routing, and Company shall comply with such directions. If Siemens fails to indicate a specific carrier, Company shall arrange appropriate transportation.

5.3     SCHEDULE COMMITMENTS

        5.3.1 The requested delivery dates applicable to each order will be set forth in such order. Delivery dates will be confirmed by Company's acknowledgement. Company agrees not to ship Product prior to the agreed upon delivery date without Siemens' prior written authorization. Delivery times for complete units of Products shall be forty-five (45) calendar days after receipt of order by Company unless an another period of time has been agreed upon in writing.

        5.3.2 Subject to the provisions contained in the Sections 4.3 FORECAST and 15.14 CONTINGENCY, in the event Company exceeds the agreed upon delivery date Siemens shall be entitled to payment by Company of liqidated damages for such delay amounting to five percent (5%) of the net selling price of the delayed item for each week of delay beyond the agreed delivery date, such liquidated damages not to exceed ten percent (10%) of the net selling price of the delayed item. The payment of liquidated damages shall not relieve Company from its obligation to deliver Products or from any other obligation.

       5.3.3 If an order is delayed pursuant to the above, Siemens shall have the right to retain or return any or all Product received by or paid for under such order. Company shall reimburse Siemens the costs of shipping the Product returned and amounts, if any, previously paid by Siemens for the Product; provided, however, if such order is part of a blanket purchase order, Siemens shall not have the right to return any Products previously delivered in connection with any prior scheduled shipments delivered under such blanket purchase order. Siemens shall pay for any Product retained at the prices set forth in Attachment E, if applicable, and quantity discounts, if any, shall be applied on the basis of the quantity specified in the order.

               Upon giving Company prior written notice at least fourty-five
               (45) calendar days to the Delivery Date, Siemens may, at no cost to Siemens, reschedule a Delivery Date with respect to the whole or part of any delivery for up to ninety (90) days on the following basis:


              DAYS PRIOR TO SCHEDULED DELIVERY         CANCELLATION CHARGE
              --------------------------------         -------------------
              Less than 45 days                        Siemens Commits to Purchases
              More than 60 Days                        None
              Siemens shall not reschedule any purchase order more than once.


5.4   PACKING

        5.4.1 Company shall, at no charge, unless specified elsewhere in this Agreement, package and pack Product in a manner which will provide reasonable protection against damage (including static) during shipment, handling and storage in reasonably dry unheated quarters with temperatures and humidity levels within -30 to +65 degrees Celsius, and up to 95% relative humidity, respectively. Corrugated shipping containers shall comply with requirements of Rule 41 of the Uniform Freight Classification. Containers of any type that are too heavy or too large to be palletized shall be skidded to facilitate fork truck and/or mechanical handling.

        5.4.2 Company shall mark all such packaging for identification purposes in accordance with ARTICLE XII, COMPLIANCE. Company shall mark Products in conformance with Company's published documentation. Items which are intended to be field replaceable by Siemens shall be serialized for tracking and control purposes. Serial numbers shall be located to allow easy capture by craftspersons, without the necessity of disassembly of the field replaceable item and/or interruption of service to Siemens' Customers.



5.5     RECEIVING AND INSPECTION

        5.5.1 There shall be no partial shipments unless authorized by Siemens in writing. Company shall be responsible for Siemens' reasonable direct out of pocket costs actually incurred as a result of any unauthorized partial shipments. Siemens reserves the right to make final inspection of Product, Spares, and Special Products up to thirty (30) days after receipt by Siemens. After such time, such Products, Spares and Special Products will be deemed accepted by Siemens and Siemens' sole recourse shall be limited to its warranty hereunder.

        5.5.2 Siemens may, upon inspection, notify Company of any defect, deficiency, or default and reject such goods. Goods so rejected may be returned to Company under warranty and unless promptly replaced may subject the Company to cancellation of the order. All defective Product returned under warranty will be at Company's expense.

        5.5.3 Goods shipped in advance of delivery schedule or unauthorized partial shipments, other than as provided for herein, may be rejected or returned to Company at Company's expense.

        5.5.4 Siemens shall be entitled to audit Company's quality and inspection system, or all other related departments of Company, at any time during normal business hours, either at Company's manufacturing facilities or at the storage facilities of Company. Upon respective request by Siemens, time and place of such review will be agreed upon between the Parties reasonably in advance. Upon Company's request, Siemens shall agree to be bound by reasonable non-disclosure obligations in connection with such observation and inspection.

               Further details regarding quality are as set forth in Attachment
               C.

        5.5.5 If during the manufacturing process or otherwise prior to delivery of Products to Siemens Company finds material deviations from the requirements specified in Attachment C or less technical reliability of the Products, Company shall immediately inform Siemens hereof and take corrective actions such as improved production methods, materials, parts, test procedures, test facilities, etc. to ensure permanent remedies.


5.6   TITLE AND RISK OF LOSS

        5.6.1 Unless otherwise specified herein, title to Products, shall pass to Siemens with delivery of the Products to the destination point specified under Section 4.4.3.

5.7   MARKETING RIGHTS, LICENCES

        5.7.1 Siemens shall have the right, indirectly or directly, to use, sell, lease, market, distribute or otherwise dispose of the Products on a non-exclusive basis world-wide. Siemens shall be entitled to exercise such rights at its sole discretion. In particular, Siemens

               (a) shall be entitled to have executed its rights via any of its Subsidiaries or other sales channels (e.g. distributors, agents);

               (b) shall be free to establish its own price policy and prices;

               (c) shall be free to market the Products under any trade name or trade mark it may choose, in particular Siemens' own name, logo, trade mark, brand and serial numbers or the like;

               (d) shall be free to market Products as separate units or integrated as part of a system solution.

        5.7.2 For the purposes as set forth above, Company hereby grants to Siemens the non-exclusive, non-transferable, world-wide and perpetual licenses

               (a) to use the Software free of charge in connection with Products;

               (b) to maintain the Software free of charge in connection with Products;

               (c) to sublicense the Software rights as per (a) to Siemens' Subsidiaries and its other sales channels and to the -Customers of Products;

               (d) to allow Siemens' Subsidiaries and its other sales channels the right to sublicense the Software rights as per (a) above to their Customers of Products;

               (e) to copy or have copied the Software for archive or maintenance purposes only. Software may not be modified, de-compiled, disassembled or reverse engineered, except in accordance with the term and conditions in Section 14 - EMERGENCY MANUFACTURING RIGHTS. Any such reproduction or copies shall include any copyright, similar proprietary notice or other notices of Company contained in the items being reproduced.

        5.7.3 The ownership in the Software shall remain with Company or Company's licensors. All Software shipped by Siemens to its customers shall include all copyrights, similar proprietary notice or other notices of Company including license restrictions.

                                   ARTICLE VI

                                  SALES SUPPORT

6.0 Upon Siemens request Company will offer to Siemens additional sales support including local presence on request at the prices listed in Attachment E. Realisation of such support will be guaranteed by Company within three (3) business days at the latest. In addition, Company will elaborate on compliance statements for Siemens projects

                                   ARTICLE VII

                                     PAYMENT

7.1     PAYMENT TERMS

        7.1.1 Unless otherwise agreed to in writing by the Parties, the terms for all orders shall be net forty-five (45) days after receipt of invoice, provided, however, that payment shall not constitute acceptance of the goods or impair Siemens right of inspection.

        7.1.2 Siemens will not accept invoices for partial shipments unless Siemens provided prior written approval to the Company.

7.2     INVOICING

        7.2.1 All applicable Federal, State, and local taxes shall be stated separately on Company invoice and paid by Siemens.

        7.2.2 Company shall render its invoice within two (2) business days of shipment.

                                  ARTICLE VIII

                                    WARRANTY

8.1   WARRANTY

        8.1.1 Company represents and warrants that the hardware of the Products shall be newly manufactured solely from new parts, shall materially comply with and perform in accordance with all requirements and Specifications and Documentation as set forth herein, and shall be free from material defects in design, material and workmanship.

        8.1.2 The warranty period shall last fifteen (15) months from the date of retail sale by Siemens, Siemens' Subsidiaries or other sales channels of Product to its end-customers but shall not exceed eighteen (18) months from date of Company's delivery of the Product to Siemens. Products shall be free from defects in material and workmanship and shall in all respects conform in all material respects to their final published Specifications, including any modification thereof mutually agreed upon in writing, included in Attachment C.

        8.1.3 If any Product supplied by Company hereunder fails to conform to this warranty, Company shall, at its option and sole cost and expense, either repair or replace the same. This warranty is made upon the express condition that:

               (a) Company is given prompt written notice upon discovery of any non-conformity, with explanation of the alleged deficiencies;

               (b)    Siemens first secures a return material authorization
                      (RMA) and such Product is returned to Company's manufacturing facilities, shipping prepaid, except as otherwise agreed;

               (c) The Product has not been altered, modified or changed in any other manner than has been previously authorized in writing by Company nor has Product been subject to misuse or damage due to improper handling and/or operation;

               (d) Repairs to the Product have not been made by anyone other than Company, or at Company's authorized service facility; and

               (e)    The Product was properly installed and maintained.

        8.1.4 Company will repair or replace the hardware at Company's expense, FOB Company Factory, Simi Valley, California within five (5) business days of Company's receipt of the returned Productor will supply replacement

               Products to Siemens at Company's expense. For Software, Company and Siemenswill enter into good faith negotiations for a separate maintenance and support agreement that will also include warranty repair of software. The Parties intend to complete and execute this maintenance and support agreement by June 30, 2000. Prior to completion of this separate maintenance and support agreement Company will support warranty repair of the software based upon the then current Company Warranty Repair Standards.

        8.1.5 Upon occurrence of an Epidemic Failure, in order to ensure future compliance of the respective Product with the requirements as set forth herein, Company shall promptly analyse the cause of nonconformity and submit a proposal satisfactory to Siemens how to address and avoid the problem. Upon Siemens' approval, without undue delay and at no cost to Siemens Company shall implement its proposal.

        8.1.6 No term, condition, understanding, or agreement purporting to modify the terms of this warranty shall have any legal effect unless made in writing and signed by authorized representatives of both Parties.

        8.1.7 Company shall make available, upon request by Siemens Quality Assurance Department, repair data on defective Product returned by Siemens for repair. Company shall maintain this data as a repair history for a minimum of one (1) year.

8.2     YEAR 2000 COMPLIANCE WARRANTY

        Company represents and warrants (the "Year 2000 Warranty") that (a) all Calendar-Related processing by the Products and Special Products of Date Data or of any System Date will not cause the Products to cease to operate substantially in accordance with their Specifications, (b) all data fields for the Date Data contained in the Products and Special Products are four-digit fields capable of indicating century and millennium, and (c) that Company has verified through its testing procedures that no change in the System Date (including the change from the year 1999 to the year 2000) will cause the Products or the Special Products to cease to operate substantially in accordance with their Specifications. Notwithstanding any provision to the contrary set forth in this Agreement, Company makes no representation or warranty with respect to the Products or Special Products operating in conjunction with any computer software, computer firmware, computer hardware, or any combination of the foregoing supplied by third parties. As used in this
        Section 8.3, the following terms shall have the meanings set forth below:

               "Calendar-Related" refers to date values based on the Gregorian calendar as defined in Encyclopedia Britannica, 15th edition, 1982, page 602, and to all uses of those date values described in the Product Specifications.

               "Date Data" means any Calendar-Related data in the inclusive range January 1, 1900 through December 31, 2050 that the Products or Special Products use in any manner.

               "System Date" means any Calendar-Related date value in the inclusive range from January 1, 1985 through December 31, 2035 (including the transition between such values) that the Products or Special Products will be able to use as their current date while operating.

        In the event that a Product or Special Product fails to comply with the warranty provided in this Section 8.3 in any material respect, Company shall use commercially reasonable efforts to modify or replace such Product or Special Product, or applicable component thereof, to correct such non-compliance. If Company is unable, through the use of commercially reasonable efforts, to modify or replace the Product or Special Product to correct the noncompliance, Company shall refund to Siemens the price paid by Siemens for such non-compliant Product or Special Product and Siemens may at its option cancel any purchase orders for such Products without incurring any liability for such cancellation. The remedy set forth in this Section 8.3 shall be Siemens' sole remedy for breach of the Year 2000 Warranty.

        Company also warrants and represents that it has assessed or is currently assessing Year 2000 compliance issues as it relates to its business operations; that it is actively resolving any internal Year 2000 non-compliance relating to its operations. Such compliance includes, but is not limited to, systems critical to the procurement of raw materials and components and/or the manufacture and shipment of Products to Siemens; provided, such compliance does not include any obligation to ensure that any third party's systems are Year 2000 compliant.

8.3    WARRANTY EXCLUSIONS

        THE WARRANTY PROVIDED IN ARTICLE VII EXCLUDES ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. COMPANY WILL NOT, IN ANY EVENT BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOSS OF DATA OF ANY KIND OR TYPEOF SIEMENS ARISING FROM BREACH OF WARRANTY.

        SIEMENS' SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTY SHALL BE REPAIR AND/OR REPLACEMENT OF NON-CONFORMING UNITS OF THE PRODUCTS FOR WHICH FULL DOCUMENTATION AND PROOF OF NON-CONFORMITY IS PROVIDED TO COMPANY; PROVIDED, IN THE EVENT PRODUCTS COVERED BY WARRANTY (INCLUDING EXTENDED WARRANTIES PURCHASED BY

        SIEMENS) EXPERIENCE AN EPIDEMIC FAILURE COMPANY SHALL REMEDY THIS AS PER
        SECTION 8.1.5 OF THIS AGREEMENT.

                                   ARTICLE IX

                                 REPAIR SERVICE

9.0     REPAIRS NOT COVERED UNDER WARRANTY

        The Parties are currently negotiating a separate set of terms and conditions of out-of-warranty services, emergency replacement services and ongoing support.

                                    ARTICLE X

                                    TRAINING


10.1  TRAINING


        10.1.1 Company shall offer to Siemens, at the prices listed in Attachment E, instructors and necessary instructional materials of Company's standard format to train Siemens personnel in the planning, configuring, installation, operation, and maintenance of Product. Such training shall, at Siemens' option, be held at Company's location or at Siemens' location. When such training is held at Siemens' location, Siemens shall provide adequate training facilities. However, Company agrees to provide at Company's facility at no charge to Siemens a one-time training program for up to 6 Siemens' employees for purposes of initial technical support readiness and train-the-trainer readiness.


        10.1.2 At the option of Siemens, Company shall at prices mutually agreed to, provide Siemens with training materials, student manuals, instructors' manuals, and any necessary assistance, covering those areas of Siemens interests , sufficient in detail, format and quantity to allow Siemens to develop and conduct a training program.


        10.1.3 Siemens shall be provided, at Siemens' cost, with updated training materials to reflect any changes, modifications, and enhancements to the Product. Training materials, courses, or bulletins will be provided by Company, as deemed necessary by Siemens, anytime significant changes to Product are made.

                                   ARTICLE XI

                                  DOCUMENTATION


11.0  SPECIFICATIONS OR DRAWINGS

      Specifications shall cover the Products provided hereunder and are attached hereto as Attachment C..

11.1  DOCUMENTATION

        11.1.1 Company agrees to furnish and convey to Siemens, in English, at no charge, one (1) complete set of Product documentation as is normally provided with the Product, and any succeeding changes hereto, as described in the Section 3.5 PRODUCT CHANGES. A list of such Product documentation is contained in Attachment B. Such Product documentation shall include the right to reproduce such Product documentation for use hereunder.

               With each shipment by Company to Siemens, Company shall include without charge one (1) copy of documentation for each Product shipped.

        11.1.2 Company further agrees to furnish documentation in an electronic format conforming to one of the following specifications:

               (a) Master Documentation Set on diskette or CD-ROM saved in HTML (Hyper Text Markup Language) OR

               (b) Master Documentation Set on diskette or CD-ROM saved in SGML (Standard Generalized Markup Language), along with Document Type Definitions (DTDs). Company will be charged a fee by Siemens for converting the documentation to a format compatible with our Customers' browsers (HTML) OR

               (c)    Company may provide Siemens with Uniform Resource Locator
                      (URL) to their electronic documentation on the World Wide Web. OR

               (d) Master Documentation Set on diskette or CD-ROM saved in a current version of a commonly used word processing package or in American Standard Code for Information Interchange (ASCII). Company will be charged a fee by Siemens for converting the documentation to a format compatible with our Customers' browsers (HTML).

        11.1.3 Company must notify Siemens in writing of all updates to documentation. Notification will be sent to Siemens AG, ICN WN AN PLM P Heinrich Sailer, Hofmannstrasse 51, D-81359 Munich. This notification will include the new issue number, date of change, and reason for change. Siemens is responsible for notifying its end-user Customers .


11.2  USE OF INFORMATION

      All specifications, drawings, sketches, models, samples, tools, computer programs, technical information, confidential business information or data, written, oral or otherwise (all herein designated "Information") obtained by either Party hereunder or in contemplation hereof shall remain the property of the disclosing Party. Unless required to support the existing Customer base, all copies of such Information in written, graphic or other tangible form shall be returned to its owner upon request. Unless such Information was previously known to be free of any obligation to keep it confidential or has been or is subsequently made public by its owner or a third party pursuant to Article II CONFIDENTIALITY PROVISIONS, it shall be kept confidential, shall be used only in the filling of orders, or in performing otherwise hereunder, and may be used for other purposes only upon such terms as may be agreed upon in writing by both Parties.

11.3  REPRODUCTION OF DOCUMENTATION

      Siemens may, in either electronic or paper media, do the following: reproduce, prepare derivatives and distribute copies of documentation supplied by Company under this Agreement for the purpose of allowing Siemens and its Customer to market, use and maintain the Products supplied by Company under this Agreement. All copies, so produced shall contain all copyright and/or other proprietary notice contained in the original Company supplied documentation. Siemens shall ensure that all such derivatives and copies are accurate and shall be solely responsible for any errors with respect thereto. Siemens shall indemnify Company for any liability arising from such reproduction, preparation and distribution of any such defective derivative or copied materials.

                                   ARTICLE XII

                                   COMPLIANCE

12.0  COMPLIANCE
        Company warrants that the Products shall comply with of all applicable laws, requirements and regulations of the relevant PTT, security authorities, government bodies, environmental standards, consumer protection and safety laws in existence at the time of delivery of the respective Product unit to Siemens as well as all laws, regulations, standards and the like as listed in detail in Attachment I [Environmental Regulations]. At Siemens' request, Company shall certify compliance with such laws, regulations and standards.

        Company agrees to comply with any and all laws, rules and regulations governing design, manufacture, and testing of Product delivered to Siemens.

        Company shall be responsible to obtain and provide all conformity certifications and type approvals required, if any, to sell, use, market and otherwise dispose of Products. The Products delivered by Company shall comply with the requirements of the Approval Authorities in the country versions of Product as specified in Attachment A. Approval Authority shall mean any body or bodies having responsibility for approving the Products for connection to communications networks.

        In the event that any of the approvals referred to herein have not been obtained by thirty (30) days prior to serial delivery, Company agrees to use its best efforts to obtain said approvals at the earliest possible date.

        Upon Siemens' request, Company shall modify the Products to become compliant with applicable laws and regulations, governmental regulation, environmental standards, consumer protection and safety laws of and also with the requirements of the Approval Authorities in other countries identified by Siemens. The details of such modifications will be agreed between the Parties on a case by case basis.

        Company agrees to provide a copy of all test results to Siemens upon completion of the testing.

                                  ARTICLE XIII

                              TERM AND TERMINATION

13.0  TERM OF AGREEMENT


      This Agreement shall enter into force on the 1st day of May 2000 having been signed by both Parties and shall remain in effect for a period of two
      (2) year(s). Thereafter the term of this Agreement shall be automatically extended from year to year, unless terminated by either Party with six (6) months prior written notice to a regular termination date. Expiration or termination of this Agreement shall be without prejudice to any rights or claims of either Party against the other and shall not relieve either Party of any obligations which, by their nature, survive expiration or termination of this Agreement."

13.1  TERMINATION OF AGREEMENT

        13.1.1 Notwithstanding the provisions of Section 13.0 or any provision limiting the remedy of a Party, if either Party hereto shall fail to adequately perform or observe any of the material terms and conditions to be performed or observed by it under this Agreement, the other Party shall give written notice to the defaulting Party specifying the respects in which the defaulting Party has so failed to perform or observe the terms and conditions of this Agreement, and in the event that any defaults so indicated shall not be remedied by the defaulting Party within thirty (30) days after such notice, the Party not in default may, by written notice to the defaulting Party terminate this Agreement or any outstanding order hereunder effective upon the defaulting Party's receipt of such notice of termination. Failure of either Party to so terminate this Agreement due to a breach on the part of the other Party shall not prejudice its rights to terminate for a subsequent breach on the part of the defaulting Party..

        13.1.2 In the event that Company shall (i) cease conducting business in the normal course, (ii) become insolvent, (iii) make a general assignment for the benefit of creditors, (iv) suffer or permit the appointment of a receiver for its business or substantially all of its assets, (v) avail itself or becomes subject to any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of rights of creditors which proceeding is not dismissed within (120) one hundred twenty days, or (vi) merges with a third party, or has all or substantially all of its assets acquired by a third party, or the majority of Company's share capital is acquired by a third party, or a third party in any other way gains a direct or indirect controlling interest in the Company, provided always that any such third party is in the distribution and sale of

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


               telecommunication products that are competitive with Siemens' products and such event materially and substantially prevents Company from carrying out its obligations hereunder, then Siemens may, at its sole option and subject to the provisions of this Agreement, terminate this Agreement for cause.

        13.1.3 The provisions of Article II sections 2.1, 2.3, 3.7, Article VII,
               Article VIII, , 11.2, Article XII excluding paragraph 5, 13.0,
               Article XIV, 15.2, 15.3, 15.4, 15.5, 15.6, 15.9, 15.10, 15.11,
               15.16, 15.17 which by their nature are intended to survive expiration or termination of this Agreement, shall survive expiration or termination of this Agreement for any reason. All other rights and obligations shall cease upon termination of this Agreement.


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


                                   ARTICLE XIV

14.0 EMERGENCY MANUFACTURING RIGHTS / ESROW AGREEMENT

14.1  EMERGENCY MANUFACTURING


       14.1.1 Company hereby agrees to grant to Siemens a world-wide, perpetual, non-exclusive, non-transferable, right to use, copy, market, distribute, sublicense, modify, translate or otherwise dispose of and/or have used, copied, marketed, distributed, sublicensed, modified, translated or disposed of by Siemens or Siemens' Subsidiaries and its other sales channels and to the end-user-Customers of Products at no additional cost the Software and/or any modification and/or any portion thereof in its Object Code form, if one or more of the following conditions are fulfilled:

               (a) in case of any event which entitles Siemens to terminate this Agreement prematurely according to Section 13.1.2 subparagraphs (i) through (v);

               (b) in case Company notifies Siemens in writing of its intention to cease to maintain and support the software, or if no notice from Company is received by Siemens after Company has received a thirty (30) day written notice from Siemens to continue to maintain and support the software and Company has refused or failed to do so within this thirty (30) day timeframe.



14.2  ESCROW AGREEMENT

       14.1.2 To ensure that SIEMENS may utilise its Emergency Manufacturing Rights, Company shall upon request by Siemens at any time place in escrow, in a manner reasonably acceptable to both Parties, licensed Software from Company, including escrow instructions that Siemens shall be entitled to use said Source Code / Object Code (where applicable formatted and in commented C-Program source language) only in case it confirms in writing to the Escrow agent that it is entitled to exercise its Emergency Manufacturing Rights as per Section 14.1. Company agrees to place a copy of the Source Code /Object Code into escrow with a mutually agreed Escrow Holder. If there is more than one Software program, Company may, at its option, establish separate escrow accounts for each Software's Source Code / Object Code. Company shall ensure that the copy of the Source Code / Object Code that is deposited in Escrow at any given time is the latest generally released version. Any Escrow Account and costs associated therewith will be paid by Siemens.

                                   ARTICLE XV

                               GENERAL PROVISIONS

15.0  PERFORMANCE

      Company and Siemens mutually agree to establish regular meetings to assess performance under the Agreement and to mutually resolve issues or problems that might arise. These meetings should be conducted quarterly and whenever required.

15.1  TRANSFERABILITY

      This Agreement shall be binding upon and shall inure to the benefit of any corporation, or other legal entity with which Company or Siemens may be merged or consolidated, or the successors to or assignee of the total assets of either of them which relate to this Agreement.

      Except as provided in the preceding paragraph, neither party may sell, assign, transfer, delegate, or subcontract this contract or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

15.2  DISCLAIMER OF AGENCY

      This Agreement shall not constitute either Party the employee, legal representation or agent of the other Party, nor shall either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied against, or in the name of or on behalf of the other Party.

       If Siemens is approached by any third party, not a Customer of Siemens, with respect to any and all matters regarding Company's Products, warranties, or terms and conditions of sale, Siemens will refer the third party to the Company.

15.3  PUBLICITY

      The parties will, upon completion of the Agreement and at appropriate stages during its term agree upon joint press releases to be made to the industry and general press.

      Each Party shall use its commercially reasonable best efforts not to disclose to any third party during the Term of this Agreement, the terms and conditions of this Agreement, except as may be required by law, or by governmental regulation, requirements or orders or as may be necessary to establish or assert its right hereunder.

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

15.4  NOTICES

      Any and all written notices, communications and deliveries between Company and Siemens with respect to this Agreement shall be effective on the date of mailing if (I) sent registered or certified mail; (ii) if sent by mutually recognized overnight courier to the respective address, subject to change upon written notice, of the other Party as follows:

      In the case of Siemens commercial, contractual and technical matters:
                                   Siemens AG
                                Hofmannstrasse 51
                                 D-81359 Munchen
                    Attention: Andrew Copland-Cale - ICN EK 1
                        Heinrich Sailer - ICN WN AN PLM P

                       In the case of Siemens deliveries:
                                   Siemens AG
                            Brandteichstra(beta)e 25
                               D-17489 Greifswald
                        Attention: Director of Purchasing



                             In the case of Company:
                           Accelerated Networks, Inc.
                                301 Science Drive
                               Moorpark, CA 93021
                  Attention: Ron Hughes, Director of Contracts
                                 with a copy to:

                         Brobeck, Phleger & Harrison LLP
                               38 Technology Drive
                                Irvine, CA 92618
                             Attention: Kevin DeBre

15.5  GOVERNING LAW

        All disputes shall be settled in accordance with the provisions of this Agreement, otherwise in accordance with the substantive law in force in London, United Kingdomwithout reference to other laws. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.


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

15.6  ARBITRATION

        All disputes arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, Paris, ("Rules") by three arbitrators in accordance with said Rules.

        The seat of arbitration shall be London, United Kingdom. The procedural law of this seat shall apply where the Rules are silent.

        The language to be used in the arbitration proceeding shall be English.

        Notwithstanding the foregoing, in the event of a threat of immediate, irreparable harm, either may seek interlocatory injunction relief, provided that the results of such relief may be changed by the Arbitration procedure.

15.7  NON-WAIVER

        No delay or failure to exercise any right or remedy or enforce any provision of this Agreement shall operate as a waiver thereof. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

15.8  EXECUTION OF FURTHER DOCUMENTS

        The Parties agree to execute, acknowledge, and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intents and purposes of this Agreement or perfect or protect any right or license granted under this Agreement.

        The Parties agree Attachment C is a preliminary Specification document that will be modified by mutual agreement to the final Specification. The Parties will both execute that final document and incorporate it by reference into this Agreement replacing the preliminary Specification that is Attachment C. The final Specification will be completed and incorporated pursuant to the time line identified in Attachment D. If the Parties are unable to mutually agree they will resolve the dispute using Section 15.6 Arbitration provisions.

        From time to time the Parties may add additional Product
        Specifications to Attachment C during the term of this Agreement. In that event the Parties will execute the final version of each new Product Specification and incorporate it by reference into this Agreement as an added Attachment C.

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

15.9  OTHER REMEDIES

        Any and all provisions for remedies agreed to in any specific provisions or instances in this Agreement are not intended as exclusive remedies, and each Party may pursue, in addition thereto, any remedies it may have at law, or otherwise, or take such other action as it may determine.

15.10   EFFECT OF HEADINGS

        The Article, Section, Paragraph, and Attachment headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Article, Section, Paragraph, or Attachment nor in any way affect this Agreement.

15.11  INTELLECTUAL PROPERTY

         15.11.1 Company warrants that to the best of their knowledge in all respects, other than those pertaining to the Siemens Labeling, the Products shall not infringe upon nor violate any patent, copyright, trade secret, mask work or any other proprietary or protective right of any third party.

         15.11.2 Siemens shall inform Company without undue delay if a third party brings a claim alleging such infringement of such third party's intellectual property rights by the Product supplied by Company hereunder ("Claim").

         15.11.3 Siemens shall not admit, acknowledge or settle any such Claim without the prior written consent of Company.

         15.11.4 It is understood that upon notification of a Claim, and to the extent possible under applicable law, Company shall at its expense assume direct defense against such Claim and Company shall have sole control of the investigation, defense and settlement of such Claim. At Company's request, Siemens shall provide reasonable assistance to such defense, such assistance being at Company's cost. At all times Company shall keep Siemens informed about the status of the defense.

         15.11.5 After notification of a Claim and at Siemens discretion, Company may , at its cost and expense, either

                  (a) to procure from the third party entitled to dispose of the respective proprietary or protective right the right of use (license) required for the purposes of this Agreement; or

                  (b) to replace or modify such infringing Products or parts thereof by non-infringing ones complying with the Specifications; or

                  (c) if (a) and (b) are not economically feasible, to accept return of affected Products, and to grant Siemens a refund thereon.

         15.11.6 Provided Siemens has complied with the provisions of this Article, Company shall indemnify, defend, protect and hold harmless Siemens, its Subsidiaries and other sales channels as well as end-customers from and against any claim, liability, damages, costs or expenses arising from, resulting out of or in connection with such Claim.


         15.11.7 Company will have no liability in case of the infringement of a proprietary or protective right which results from modifications made by Siemens to Products after delivery by Company or from the combination of Products with other products, unless such modification or combination is contemplated by the Parties or has otherwise been authorised by Company.


15.12   PRODUCT LIABILITY

         Company shall indemnify and defend, protect and hold harmless Siemens, its Subsidiaries and other sales channels from and against any third party claim whatsoever (including, but not limited to related costs or expenses) arising from or in connection with product liability resulting from Products excluding, however, liability which results from modifications made by Siemens to Products after delivery by Company or from the combination of Products with other products, unless such modification or combination is contemplated by the Parties or has otherwise been authorised by Company. Sections 15.11.2 and 15.11.4 of this Agreement shall apply mutatis mutandis.

15.13   MARKINGS

        Company shall mark all Products furnished hereunder for identification purposes as follows:

        (a)  Model/part number and serial number, if applicable
        (a) Month and year of manufacture
        (b) Bar-coding as per Attachment G
        (c)  Other identification which may be mutually agreed to by Parties

        In addition, Siemens may provide Company with its own codes which Company shall attach to the Products pursuant to Siemens' instructions.

15.14   CONTINGENCY

         Neither of the Parties shall be held responsible for any delay or failure in performance hereunder caused by fires, strikes, embargoes, requirements imposed by Government regulations, civil or military authorities, act of God or by the public enemy or other similar causes beyond such Party's control. However, Company's delay or failure to perform shall not be excused by a default of any of its subcontractors or suppliers unless such default arises out of causes reasonably beyond the control of the Company. If such contingency occurs, the party injured by the other's inability to perform may by giving written notice elect to: (a) terminate a particular order or part thereof if the contingency continues for a period of more than thirty (30) days as to Product not already received; (b) suspend a particular order for the duration of the delaying cause, buy or sell elsewhere Product to be bought or sold hereunder, and deduct from any commitments the quantity bought or sold or for which commitments have been made elsewhere; or
         (c) resume performance under a particular order once the delaying cause ceases with an option in the injured party to extend the period hereunder up to the length of time the contingency endured. Unless written notice is given within thirty (30) days after such injured party is apprised of the contingency, (b) shall be deemed selected.

15.15    DEVELOPMENTS BY SIEMENS

         Nothing contained in this Agreement shall prevent Siemens from independently developing, either through the use of its own personnel or through third parties, or acquiring from third parties, product similar to Product or other types of product. No such product shall be developed by Siemens using Company's Proprietary Information. Nothing herein shall be construed to grant Company any rights in any such similar product so developed or acquired or to the revenues or any portion thereof derived by Siemens from the use, sale, lease, license or other disposal of any such product. In such an event that a similar product is developed by SIEMENS or an affiliated, SIEMENS agrees to inform Company six (6) months prior to first shipment of such product by Siemens to any Customer.

15.16    VALIDITY

         In the event any provisions of this Agreement shall be deemed invalid by any court of law, the invalidity of that provision shall not affect the remaining portions of this Agreement and any ambiguity which arises by reason of such invalidity shall be construed in accordance with the overall intent of the Parties as exhibited by the remaining provisions of this Agreement.

15.17    LIMITATION OF LIABILITY

         Except for Company's obligation under Paragraph 15.11 and either Parties obligations under ARTICLE II Section 2.1, in no event shall either Party be liable to the other for any lost revenue, profits or data or any special incidental, consequential or other such indirect damages, whether arising out of or as a result of breach of contract, warranty, tort (including negligence), strict liability or otherwise.

15.18    EXPORT CONTROL LAWS AND REGULATIONS

15.18.1 The Parties undertake to comply with all applicable export control laws and regulations. Neither Party shall be obliged to perform obligations under this Agreement if and to the extent that performance is hindered by applicable export control laws and regulations.

15.18.2 For purposes of supplies by Company to Siemens under this Agreement, Company shall be responsible for obtaining any necessary export-/reexport licenses and Company shall provide Siemens with copies thereof within three (3) business days following request by Siemens. Siemens shall be responsible for obtaining any necessary import certificates and delivery verifications.

15.18.3 Siemens will be responsible to adhere to any export control regulations applicable with respect to Siemens' sales activities for Products. Company shall provide Siemens with official confirmation whether the Products are subject to any export control regulations (e.g. according to German / EU or USA law). In the event that Siemens intends to export Products subject to an export control restriction, Siemens will inform Company accordingly and Company will use reasonable efforts to obtain any necessary re-export licenses from the authorities governing Company.

15.18.4 Company will identify in the individual delivery documents Products which include materials or technology originating from the United States of America, and Siemens agrees that it will comply with all export control laws and regulations of the USA.

15.18.5 If any mandatory clearance or license necessary for the export of Products have not been obtained by Company in Purchase Order to guarantee timely delivery of Products within due dates, the Parties will enter into negotiation in good faith and decide on the actions and remedies to be taken and consequences arising thereof.